EXHIBIT 99.1

Dermata Therapeutics, Inc. Reports Third Quarter 2021

Financial Results and Provides Corporate Update

- Announced positive topline results from DMT310 proof of concept (POC) study in mild-to-moderate psoriasis -

- Closed upsized $18.0 million initial public offering (IPO) on Nasdaq Capital Market -

- Topline results from DMT410 POC study in multiple aesthetic skin conditions to be presented November 19, 2021 –

- On track to initiate DMT310 Phase 2 study for moderate-to-severe rosacea in Q4 2021 -

SAN DIEGO, CA, November 15, 2021 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata” or the “Company”), a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions, today  reported financial results for the third quarter ended September 30, 2021 and highlighted recent corporate progress.

“The third quarter of 2021 was transformational for Dermata, as we completed our IPO, bolstered our executive team and Board of Directors, and continued to progress our clinical pipeline in multiple indications," commented Gerry Proehl, Dermata's Chairman, President and Chief Executive Officer. “In October, we announced positive topline results from our Phase 1b proof of concept clinical trial of our lead candidate DMT310 for the treatment of mild-to-moderate psoriasis. Based upon the improvements witnessed across all three of our exploratory endpoints, combined with the safety and tolerability profile observed, we plan to continue investigation of DMT310 in psoriasis. Moving forward, we are excited to build on our momentum and present topline results from our Phase 1b proof of concept study of DMT410 in multiple aesthetic skin conditions and to start enrolling our Phase 2 trial of DMT310 in moderate-to-severe rosacea,” concluded Mr. Proehl.

Corporate Highlights

•

Announced Positive Topline Results from Phase 1b POC Clinical Trial of DMT310 in Mild-to-moderate Psoriasis. On October 18, 2021, Dermata announced results from its DMT310 product candidate’s once-weekly use in mild-to-moderate psoriasis patients. DMT310 demonstrated efficacy improvements in PGA, PASI and pruritus scores for the target lesions as well as an acceptable safety and tolerability profile. DMT310 achieved a PGA score of 0 or 1 for the target lesion in 29.6% of patients, a total PASI score of 0 or 1 for the target lesion in 25.9% of patients, and a 19.6% reduction from baseline in pruritus at week 8.

•

Closed Upsized $18.0 Million Initial Public Offering on Nasdaq Capital Market.In August, the company closed its IPO of 2,571,428 shares of its common stock and accompanying warrants to purchase up to 2,957,142 shares of common stock, for gross proceeds of approximately $18.0 million, before deducting underwriting discounts and offering expenses. All of the shares of common stock and warrants were offered by the Company.

•	Expanded Board of Directors. Subsequent to the successful completion of the Company’s IPO, Dermata appointed four experienced life science leaders to its Board of Directors, including Steven Mento, Ph.D., Mary Fisher, Kathleen Scott, and Andrew Sandler, M.D., joining Gerry Proehl, David Hale, and Wendell Wierenga, Ph.D.

•	Expanded Executive Team. On September 1, 2021, Dermata appointed Kyri Van Hoose as Chief Financial Officer. Ms. Van Hoose is a strategic and operational finance leader with over 20 years of experience, including more than 15 years in the life sciences industry.

Anticipated Upcoming Milestones

•	Aesthetics: Set to announce topline results from DMT410 Phase 1b POC study in multiple aesthetic skin conditions, which will also be presented in a video presentation at the American Society for Dermatologic Surgery 2021 Annual Meeting, to be held November 19-21, 2021. Dermata will also be holding a webcast on November 19, 2021 at 4:30PM ET that can be viewed by clicking on the following link. https://www.webcaster4.com/Webcast/Page/2811/43543

•	Rosacea: Initiation of DMT310 Phase 2 study in moderate-to-severe rosacea expected 4Q 2021.

•	Psoriasis: Completion of ex vivo human skin model to inform the clinical study design for a Phase 2 trial of DMT310 in psoriasis.

•	Acne: Initiation of non-clinical studies in preparation for an End of Phase 2 meeting with the FDA.

Third Quarter 2021 Financial Results

As of September 30, 2021, Dermata had $12.6 million in cash, compared to $530,400 as of December 31, 2020. Dermata received net proceeds of $15.4 million from the sale of its common stock and warrants in its IPO which closed in August 2021, which is expected to fund operations into the fourth quarter of 2022.

Research and development expenses for the third quarter of 2021 were $0.8 million, compared to $0.1 million for the same period in 2020. Research and development expenses for the nine months ended September 30, 2021 were $2.3 million, compared to $1.5 million for the same period in 2020. The increase in research and development expenses was primarily due to clinical trial and non-clinical expenses and manufacturing costs, as well as salaries, benefits, and stock-based compensation expense. Stock-based compensation expense attributable to research and development totaled $30,075 and $0.3 million for the three and nine months ended September 30, 2021, respectively.

General and administrative expenses for the third quarter of 2021 were $0.9 million, compared to $0.4 million for the same period in 2020. General and administrative expenses for the nine months ended September 30, 2021 were $3.0 million, compared to $1.2 million for the same period in 2020. The increase in general and administrative expenses was primarily related to an increase in professional fees, insurance costs, and salaries, benefits, and stock-based compensation expense. Stock-based compensation expense attributable to general and administrative totaled $0.1 million and $1.1 million for the three and nine months ended September 30, 2021, respectively.

About Dermata Therapeutics

Dermata Therapeutics, Inc. is a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions. The Company’s lead product candidate, DMT310, is the first product candidate being developed from its Spongilla technology platform. DMT310 is a once-weekly topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. DMT310 is currently under clinical development for the treatment of acne, psoriasis, and rosacea. The Company’s second product candidate, DMT410, uses its Spongilla technology as a new method for topical intradermal delivery of botulinum toxin for the treatment of multiple aesthetic skin conditions. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: expectations with regard to the timing of data events; the Company’s belief that its current cash, including net proceeds from its recent financing, will be sufficient to fund its operations into the fourth quarter of 2022; the success, cost, and timing of its product candidates DMT310 and DMT410 development activities and ongoing and planned clinical trials; whether the results of DMT310 or DMT410 will lead to future product development; and the Company’s estimates regarding expenses, and needs for additional financing. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

DERMATA THERAPEUTICS, INC.
(Formerly Dermata Therapeutics, LLC)
Condensed Balance Sheets

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Cash	$12,603,341	$530,400
Other current assets	1,082,446	75,053
Total assets	13,685,787	605,453
Liabilities
Accounts payable	769,863	104,276
Accrued liabilities	425,369	133,477
Convertible notes	-	2,989,479
Debt	-	556,160
Total liabilities	1,195,232	3,783,392
Equity (deficit)	12,490,555	(3,177,939)
Total liabilities and equity	$13,685,787	$605,453

DERMATA THERAPEUTICS, INC.
(Formerly Dermata Therapeutics, LLC)
Condensed Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses
Research and development (1)	$799,779	$120,466	$2,347,564	$1,493,520
General and administrative (1)	912,490	419,596	2,956,444	1,187,906
Total operating expenses	1,712,269	540,062	5,304,008	2,681,426
Loss from operations	(1,712,269)	(540,062)	(5,304,008)	(2,681,426)
Interest expense, net	651	57,333	45,613	158,791
Net loss	$(1,712,920)	$(597,395)	$(5,349,621)	$(2,840,217)

Deemed dividend upon redemption of 5,221,156 shares
of Series 1c preferred stock	$269,038	$-	$269,038	$-

Deemed dividend upon the amendment of terms of	$2,293,199	$-	$2,293,199	$-
the Series 1d convertible preferred stock

Net loss attributable to common stockholders	$(4,275,157)	$(597,395)	$(7,911,858)	$(2,840,217)

Net loss per common share, basic and diluted	$(0.86)	$(0.31)	$(2.69)	$(1.49)
Weighted average common shares outstanding, basic and diluted	4,980,306	1,911,009	2,945,351	1,911,009

Investors:
Sean Proehl
Senior Director, Legal and Business Development
info@dermatarx.com